EXHIBIT 5.22

CONSENT OF

WSP CANADA INC.

ELDORADO GOLD CORPORATION

REGISTRATION STATEMENT ON FORM F-10

WSP Canada Inc. (“WSP”) states that it is responsible for preparing or supervising the preparation of part(s) of the technical report titled “Technical Report for the Skouries Project, Greece” dated January 22, 2022 (“Technical Report”); and

Furthermore, WSP states:

(a)

The Registration Statement the Technical Report supports is the Registration Statement on Form F-10 of Eldorado Gold Corporation (“Company”) dated May 18, 2023, including the Registration Statements incorporated by reference therein (collectively, the “Registration Statement”);

(b)

WSP consents to being named in the Registration Statement as a company whose principal business is providing engineering or geoscientific services, and whose business gives authority to a statement made by the company, to the use of WSP’s name in the Registration Statement in connection with any references, quotation from or summary in the Registration Statement of the parts of the Technical Report for which WSP is responsible, and to the incorporation by reference of the Technical Report into the Registration Statement and exhibits thereto.

(c)

WSP hereby also confirms that it has read the Registration Statement, and WSP has no reason to believe that there are any misrepresentations in the information contained in the Registration Statement that are derived from the parts of the Technical Report for which WSP is responsible or that are within WSP’s knowledge as a result of the services performed in connection with the Technical Report.

/s/ Richard Kiel

Richard Kiel, P.E.
[Print Name and Title of Authorized Signatory]

May 18, 2023